UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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GLOBALSTAR, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 23, 2022

Dear Stockholder:

It is my pleasure to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Globalstar, Inc. (“we,” “us,” “Globalstar,” or the “Company”). The meeting will be held at our headquarters at 1351 Holiday Square Blvd., Covington, LA 70433 at 10:00 a.m. Central Time on May 23, 2022. At the meeting, shareholders will be asked to vote on the following matters:

Proposal 1:	Elect Keith O. Cowan and Benjamin G. Wolff as our two Class A Directors; and

Proposal 2:	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

We may also consider any other matters that may properly be brought before the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials via the Internet. As a result, we are sending our stockholders a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our 2021 Annual Report. The Notice contains instructions on how to access and review those documents using the Internet. The Notice also instructs you on how to submit your proxy using the Internet or by phone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting them included in the Notice.

We continue to monitor the situation regarding COVID-19. In the event that we determine that it is not advisable to hold our Annual Meeting in person, we will announce alternative arrangements.

Your vote is important. To ensure that your shares are voted at the meeting, we encourage you to act promptly.

We look forward to seeing you at the meeting.

Sincerely,
James Monroe III
Executive Chairman of the Board

Covington, Louisiana
March 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 23, 2022 The proxy statement and annual report are available at www.globalstar.com.

Board of Directors and Corporate Governance
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
Board Governance
Our Board has four standing committees: Audit, Compensation, Nominating and Governance and Strategic Review. The Board has adopted a charter for each standing committee.
We have a Code of Conduct that is applicable to all employees, including executive officers, as well as directors to the extent relevant to their service as directors. The committee charters and Code of Conduct are available on our website at investors.globalstar.com under “Governance.” You may request a copy of any of these documents to be mailed to you as described on page 23 of this proxy statement. We will post any amendments to, or waivers from, the Code of Conduct that apply to our principal executive and financial officers on our website. At the date of this proxy statement, no such waivers have been requested or granted.
Thermo Companies and their affiliates (“Thermo”) hold stock representing a majority of our voting power. As a result, we are a “controlled company” for purposes of the NYSE American rules and are not required to have a majority of independent directors on the Board or to comply with the director independence requirements for compensation and nominating/governance committees. However, we are subject to all other NYSE American corporate governance requirements, including the rule requiring that the audit committee be composed entirely of independent directors.
Risk Oversight
The Board has determined that the role of risk oversight will remain with the full Board rather than having responsibility delegated to a specific committee, although the Audit Committee continues to focus on accounting and financial risks. Our executive officers evaluate and manage day-to-day risks and report regularly to the Board on these matters.
The Board has oversight responsibility for information security and cybersecurity. The Company prioritizes the protection of data and is committed to the ongoing enhancement of its cybersecurity and privacy capabilities. Management has established an information security program as well as policies and procedures to mitigate risks resulting from cyber-attacks, including dedicated information security personnel (both internal employees and specialized contractors with security expertise), network monitoring and annual penetration testing on the Company's network. Management maintains effective internal controls and is in compliance with the Payment Card Industry Data Security Standard as well as other applicable laws and regulations. Ongoing information security training is also provided to employees. Management provides regular updates to the Audit Committee and the Board regarding these matters, including any significant cyber threats or incidents.
Director Skills, Expertise and Demographics
The matrix below displays a summary of relevant skills, expertise and demographics of our directors.

	Keith O. Cowan	Benjamin G. Wolff	James F. Lynch	Timothy E. Taylor	William A. Hasler	James Monroe III	Michael J. Lovett
Board Tenure (years)	4	4	19	4	13	19	4

Skills and Experience
CEO / Executive Officer Experience	x	x	x		x	x	x
Telecommunications	x	x	x	x	x	x	x
Accounting or Finance		x	x	x	x	x	x
Global Business	x	x	x	x	x	x	x
Strategic Planning / Mergers & Acquisitions	x	x	x	x	x	x	x

Independent (1)	x	x			x		x

Age	65	53	64	39	80	67	60
(1) The Board has determined that Messrs. Cowan, Hasler, Lovett, and Wolff are independent directors as defined in Rule 10A-3 under the Securities Exchange Act of 1934 and in the NYSE American rules. This determination was based on the absence of any material relationship known to the Board between Messrs. Cowan, Hasler, Lovett, Wolff and us (other than as a director and stockholder).

Director Summary
Our Bylaws provide for a seven-member Board of Directors, and the Board currently consists of, seven members. Our Board is divided into three classes, with staggered three-year terms. Each of Class A and B consists of two directors; Class C consists of three directors. The terms of the directors of each class expire at the annual meetings of stockholders to be held in 2022 (Class A), 2023 (Class B) and 2024 (Class C). At each annual meeting of stockholders, one class of directors will be elected for a term of three years to succeed the directors whose terms are expiring. The table below displays a summary of each director's board class and committee membership. Each director's narrative biography is also disclosed below the table.

	Keith O. Cowan	Benjamin G. Wolff	James F. Lynch	Timothy E. Taylor	William A. Hasler	James Monroe III	Michael J. Lovett
Board Class	Class A	Class A	Class B	Class B	Class C	Class C	Class C

Board Term Expiration	2022	2022	2023	2023	2024	2024	2024

Director Since	December 2018	December 2018	December 2003	December 2018	July 2009	December 2003	December 2018

Committees
Audit		M			C		M
Nominating and Corporate Governance	M					C
Compensation		M				C	M
Strategic Review	M	C		M	M
C - Chair; M - Member

Keith O. Cowan - Mr. Cowan’s extensive experience in the telecommunications industry and global business development provides important insight in the launch and expansion of our products, services and networks. Mr. Cowan has served as a board member of over a dozen private companies, three public companies and numerous not-for-profit and civic organizations. Mr. Cowan's current and prior experience includes:

•Chief Development Officer of Rivada Networks, Inc. - August 2020 to present
•Chief Executive Officer of Cowan Consulting Corporation LLC - January 2013 to present
•Chief Executive Officer of NVR3 LLC (dba Venadar) - September 2019 to present
•President of Strategic Planning and Corporate Initiatives at Sprint Corporation - July 2007 to January 2013
•Board Member - Phunware, Inc
•Board Member - Aegex Technologies

Benjamin G. Wolff - Mr. Wolff provides the Board with strong knowledge and insight into the telecommunications market in the United States and abroad and extensive experience in capital markets transactions. Mr. Wolff has served as a member of the board of directors of various telecom and technology companies. Mr. Wolff's current and prior experience includes:

•Co-Founder and Executive Chairman of Sarcos Technology and Robotics Corporation - 2021 to present (formerly Chairman, President and CEO from 2015 through 2021)
•President of Eagle River Investments - 2003 to 2014
•Co-Founder of Clearwire Corporation (served in various capacities including President, CEO, Co-Chairman and member of the Board of Directors) - 2003 to 2011
•Chief Executive Officer, President and Chairman of Pendrell Corporation (formerly known as ICO Global Communications) - 2009 to 2014

James F. Lynch - Mr. Lynch brings extensive financial management experience, especially in the telecom industry, to the Board. Mr. Lynch's current and prior experience includes:

•Managing Partner of Thermo Capital Partners, L.L.C. - October 2021 to present
•Executive Chairman of FiberLight, LLC - 2017 to present (formerly CEO from 2015 through 2017)
•Chairman of Xspedius Communications, LLC - January 2005 through October 2006 (formerly CEO from August 2005 through March 2006)
•Managing Director at Bear Stearns & Co. - prior to joining Thermo

•Limited Partner of Globalstar Satellite, L.P.

Timothy E. Taylor - Mr. Taylor brings insight into the daily operations of Globalstar and management experience to the Board. Mr. Taylor's current and prior experience includes:

•Vice President, Finance, Business Operations and Strategy of Globalstar - 2010 to present
•Partner of The Thermo Companies - 2010 to present
•Associate in the Mergers & Acquisitions Group at Brown Brothers Harriman - prior to joining Globalstar
•Board Member of Birch Investment Partners, LLC, dba Timberland Cabinets - 2017 to present
•Board Member of Thermo Communications Funding - 2014 to present

William A. Hasler - Mr. Hasler has an extensive financial background and financial reporting expertise. Due to his financial leadership roles on other public company boards, he is well-suited to be both one of our directors and Chair of our Audit Committee. Mr. Hasler's current and prior experience includes:

•Co-Chief Executive Officer of Aphton Corp. - 1998 to 2004
•Dean of the Haas School of Business, University of California, Berkeley - 1991 to 1998
•Vice Chairman of KPMG Peat Marwick - 1984 to 1991
•Certified Public Accountant
•Former Director of Aviat Networks, DiTech Networks Corp., Mission West Properties, the Schwab Funds, Selectron Corp., Tousa Inc. and Rubicon Ltd.

James Monroe III - Since 1984, Mr. Monroe has been the majority owner of a diverse group of privately owned businesses that have operated in the fields of telecommunications, real estate, power generation, industrial equipment distribution, financial services and leasing services that are sometimes referred to collectively in this proxy statement as “Thermo.” Mr. Monroe controls, directly or indirectly, FL Investment Holdings, LLC, Globalstar Satellite, L.P., Thermo Funding Company LLC, Thermo Funding II LLC and the Monroe Irr. Educational Trust. In addition to being our primary financial sponsor, Mr. Monroe brings his long-term experience in investment, financing and the telecommunications industry to the Board. Mr. Monroe's current and prior experience includes:

•Executive Chairman (formerly Chairman) of the Board of Globalstar - 2004 to present
•CEO of Globalstar - 2005 through 2009 and from 2011 through 2018

Michael J. Lovett - Mr. Lovett brings extensive experience to the Board with a demonstrated track record in the telecommunications industry. Mr. Lovett has served as a member of the board of directors of various public and private companies. Mr. Lovett's current and prior experience includes:

•Managing Partner of Eagle River Partners LLC - 2012 to present
•CEO and President of Charter Communications (served in various capacities, including COO and Senior Vice President of Operations) - 2003 through 2012
•Advisory Board Member of Afiniti, Ltd. - 2016 to present
•Board Member of Charter Communications - 2010 to 2012
•Board Member of SATMAP Incorporated d/b/a Afiniti - 2012 to 2017
•Board Member of St. Louis Public Broadcasting Nine Network Media - 2011 to 2014.
Leadership Structure
Since September 2018, Mr. Kagan has served as our Chief Executive Officer and Mr. Monroe as the Executive Chairman of the Board. Generally, Mr. Kagan has responsibility for all activities related to the Company’s satellite business and Mr. Monroe is responsible for strategic financing efforts and liquidity matters, other than the Company’s credit facility, which is the responsibility of Mr. Kagan. In addition, subject to the authority of the Strategic Review Committee as provided in our Third Amended and Restated Certificate of Incorporation and our Fourth Amended and Restated Bylaws, Mr. Monroe has primary responsibility for all strategic terrestrial spectrum-related activities on a global basis, including the Company’s ongoing efforts to standardize and monetize its terrestrial spectrum assets.

Mr. Monroe dually served as our Chairman and Chief Executive Officer from our initial public offering in November 2006 through September 2018, with the exception of July 2009 through July 2011. During this two-year period, and again in September 2018, the Board, with input from Mr. Monroe, changed our leadership structure with the appointment of a Chief Executive Officer, resulting in split positions for the Chief Executive Officer and Chairman of the Board. We believe this leadership structure is well-suited and appropriate to the Company because both managing our existing business and pursuing opportunities to develop and monetize our terrestrial spectrum and find attractive financing require substantial attention from experienced senior executives, and the split leadership structure allows us to direct the necessary attention to each area.
Meetings and Attendance in Meetings
During 2021, the Board held five meetings and took action by unanimous written consent two times. Each director serving on the Board in 2021 attended at least 75% of the meetings of the Board and of each committee on which he served in each case during the time he was a director. We do not have a policy regarding director attendance at the Annual Meeting. No members of the Board attended our 2021 Annual Meeting.
Board Committees
Audit Committee
The current members of the Audit Committee are Messrs. Hasler, Wolff and Lovett. Mr. Hasler serves as Chairman, and the Board has determined that Mr. Hasler is an audit committee financial expert as defined by SEC and NYSE rules.
The principal functions of the Audit Committee, which are reflected in the committee's charter, include:
•appointing and replacing our independent registered public accounting firm;
•approving all fees and all audit and non-audit services of the independent registered public accounting firm;
•annually reviewing the independence of the independent registered public accounting firm;
•assessing annual audit results;
•periodically reassessing the effectiveness of the independent registered public accounting firm;
•reviewing our financial and accounting policies and our annual and quarterly financial statements;
•reviewing the adequacy and effectiveness of our internal accounting controls and monitoring progress for compliance with Section 404 of the Sarbanes-Oxley Act;
•overseeing our programs for compliance with laws, regulations and company policies;
•approving all related person transactions not otherwise delegated to the Strategic Review Committee;
•considering any requests for waivers from our Code of Conduct for senior executive and financial officers (which waivers would be subject to Board approval); and
•in connection with the foregoing, meeting with our independent registered public accounting firm and financial management.
During 2021, the Audit Committee held five meetings and it did not take action by written consent.
The Audit Committee has furnished the following report for inclusion in this proxy statement.
Audit Committee Report for 2021
In addition to other activities, the Audit Committee:
•reviewed and discussed with management the Company’s audited financial statements for 2021;
•discussed with EY, the Company’s independent registered public accounting firm for 2021, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission, including significant accounting policies, management’s judgments and accounting estimates, and EY’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting; and
•received the written disclosures and the letter from EY required by the applicable requirements of the PCAOB and the Commission regarding the independent accountant’s communications with the Audit Committee concerning the accountant’s independence from the Company and its subsidiaries, and discussed with EY their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

March 25, 2022	William A. Hasler, Chair
Benjamin G. Wolff
Michael J. Lovett

Compensation Committee
The current members of the Compensation Committee are Messrs. Monroe, Wolff, and Lovett. Mr. Monroe serves as Chairman. The principal functions of the Compensation Committee include:
•reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of business strategies and objectives;
•reviewing and recommending to the Board compensation for our chief executive officer and other executive officers; and
•administering our incentive compensation plans, including the 2006 Equity Incentive Plan (the "Plan"), and, in this capacity, approving or recommending to the Board all grants or awards to our directors, executive officers and other eligible participants under these plans.
As indicated above, the Compensation Committee is responsible for approving or recommending to the Board the compensation of each of our executive officers. The Compensation Committee may delegate tasks to a subcommittee for any purpose and with such power and authority as the Compensation Committee deems appropriate from time to time. Currently, it has delegated to Mr. Monroe the review of corporate goals, objectives and compensation related to executive officers other than himself. Only the Compensation Committee or the Board may grant awards under the Plan to executive officers and directors, or make decisions regarding Plan awards.
Mr. Monroe makes decisions on all components of compensation for all employees of vice president level and above and reviews manager level employees and below for bonus and equity awards based upon input from executive officers in charge of each business unit. Mr. Monroe receives compensation from us for his services as a director as described under “Compensation of Directors,” below.
The Compensation Committee meets as often as it determines necessary to discharge its responsibilities. The Committee may hold follow-up conference calls and act by written consent between its meetings. In 2021, the Compensation Committee held three meetings and did not take action by written consent. Unless a later date is specified, the date of grant of any award made by unanimous written consent is the date on which the last consent is received by our Corporate Secretary.
Under its charter, the Committee has the authority to retain and terminate a compensation consultant. At this time, it has not retained one.
The Compensation Committee has furnished the following report for inclusion in this proxy statement.
Compensation Committee Report for 2021
The undersigned comprise the members of the Compensation Committee of the Company’s Board of Directors.
The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 25, 2022	James Monroe III, Chair
Benjamin G. Wolff
Michael J. Lovett

Nominating and Governance Committee
The current members of the Nominating and Governance Committee are Messrs. Cowan and Monroe. Mr. Monroe serves as Chairman. The principal functions of the Nominating and Governance Committee include:
•identifying and recommending to the Board qualified candidates to fill vacancies on the Board;
•recommending to the Board candidates to be nominated for election as directors at annual meetings of stockholders;
•considering stockholder suggestions for nominees for director;
•making recommendations to the Board regarding corporate governance matters and practices;
•reviewing and making recommendations to the Board regarding director compensation; and
•reviewing public policy matters of importance to our stockholders, including oversight of our corporate responsibility program.
 The Nominating and Governance Committee met one time in 2021 and it did not take action by written consent during the year. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate or evaluate qualified candidates for director positions. The Board and the Nominating and Governance Committee believe that the minimum qualifications (whether a candidate is recommended by a stockholder, management or the Board) for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. The Board has not adopted a policy with regard to board diversity.
The Board has not established formal procedures for stockholders to submit director recommendations; however, such recommendations may be sent by US Postal Service mail to the Nominating and Governance Committee, c/o Corporate Secretary, 1095 Nimitzview Drive, Suite 201A, Cincinnati, Ohio 45230, or by e-mail to corporate.secretary@globalstar.com, and should be sent by not later than December 31 of the year before the year in which the director candidate is recommended for election. If we were to receive such a recommendation of a candidate from a stockholder, the Nominating and Governance Committee would consider the recommendation in the same manner as all other candidates. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. We did not receive any recommendations of candidates from stockholders during 2021.
Strategic Review Committee
The current members of the Strategic Review Committee are Messrs. Cowan, Wolff, Taylor and Hasler. Mr. Wolff serves as Chairman. The Strategic Review Committee is required to remain in existence for as long as Thermo and its affiliates own and its affiliates beneficially own forty-five percent (45%) or more of Globalstar’s outstanding common stock (the “Thermo Minimum Shares”). Unless the Strategic Review Committee is prohibited under applicable law from having the power or authority to act on any of the following matters, the Strategic Review Committee has exclusive responsibility for oversight, review, and approval (to the extent permitted by law) or disapproval of the following:
(i) any acquisition by Thermo of additional newly-issued securities of the Company (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion, each defined below);
(ii) any extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;
(iii) any sale or transfer of a material amount of assets of the Company or any sale or transfer of assets of any of the Company’s subsidiaries which are material to the Company;
(iv) any change in the Board, including any plans or proposals to change the number or term of directors, other than nominations for election or reelection to the Board (except nominations for election or reelection of Minority Directors in connection with the end of a term of a Minority Director) and nominations and appointments of individuals to fill vacancies or newly created directorships (except nominations and appointments to fill vacancies of Minority Director seats);
(v) any material change in the present capitalization or dividend policy of the Company (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion);
(vi) any other material changes in the Company’s lines of business or corporate structure (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion); and
(vii) any transaction between the Company and one or more of the Thermo stockholders that has a value (as determined in good faith by the Strategic Review Committee) in excess of $250,000, except for any Permitted Financing, any Debt Conversion, any Option Conversion, and certain other matters.

For as long as Thermo and its affiliates own the Thermo Minimum Shares, to the extent that any of the foregoing matters, or any matter set forth in the charter of the Strategic Review Committee, requires approval of the full Board under applicable law, the Company does not have the power to take such action unless such action is approved by the Board only after it is recommended to the Board by the Strategic Review Committee.
Certain enumerated transactions are not subject to Strategic Review Committee review:
(i) a financing that includes participation by one or more of the Thermo stockholders on terms equal (as determined in good faith by the Board) to other parties (a “Permitted Financing”);
(ii) the conversion of subordinated debt held by Thermo into capital stock of the Company in accordance with the terms of such debt existing as of December 14, 2018 (a “Debt Conversion”);
(iii) the exercise of options by any Thermo Stockholder (including, for the avoidance of doubt, Mr. Monroe) in accordance with the terms of such options existing as of December 14, 2018 (an “Option Conversion”); and
(iv) a lease with respect to the Company’s headquarters.
The Strategic Review Committee met one time in 2021 and it did not take action by written consent during the year. The Strategic Review Committee requires the affirmative vote of a majority of its authorized number of members (regardless of vacancies thereon) in order to take action at a meeting. To the extent the Strategic Review Committee fails to obtain such vote on any particular matter of business before it, the Strategic Review Committee consults with the Board until such vote is obtained or the matter is otherwise resolved and abandoned. In the event the Strategic Review Committee cannot obtain such vote for any single nominee for Minority Director, then the Strategic Review Committee shall nominate two such nominees for each Minority Director seat subject to election. The members of the Strategic Review Committee who are Minority Directors shall each have three votes with respect to one nominee for Minority Director and the members of the Strategic Review Committee who are not Minority Directors shall each have three votes with respect to the other nominee for Minority Director. The Strategic Review Committee may nominate and include on the annual or special meeting proxy card two candidates for a Minority Director seat.
Communicating with the Board of Directors or with Individual Directors
The Board has adopted a process for our stockholders to send communications to the Board or any management or non-management director. Correspondence should be addressed to the Board or any individual director(s) or group or committee of directors either by name or title. All correspondence of this nature should be sent c/o Corporate Secretary to us by US Postal Service mail at 1095 Nimitzview Drive, Suite 201A, Cincinnati, Ohio 45230.
All communications received as set forth in the preceding paragraph will be opened by the office of the Secretary for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of promotion of a product or service, advertising, or patently offensive will be forwarded promptly to the addressee(s), but any communication also will be available to any director who requests it.
PROPOSAL 1: ELECTION OF DIRECTORS
Upon recommendation of the Nominating and Governance Committee, the Board has nominated Keith O. Cowan and Benjamin G. Wolff for election as Class A Directors at the Annual Meeting. The nominations rest, in part, on each nominee’s diverse business experience, qualifications, skills and attributes described above. Each of these nominees has consented to being named in this proxy statement and has agreed to serve if elected. If you elect them, they will hold office until the annual meeting to be held in 2025 or until their successors have been elected and qualified. The Board is not aware of any reason why any nominee would be unable to serve as a director if elected. If prior to the Annual Meeting either nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board, although proxies may not be voted for more than two nominees. If any director resigns, dies or is otherwise unable to serve out his term, or if the Board increases the number of directors, the Board may fill the vacancy for the balance of that director’s term; provided that, for any vacancies left by Minority Directors (as defined below), candidates for director must be nominated by the Strategic Review Committee. Under our Bylaws, only the Board may fill vacancies on the Board.
Our Certificate of Incorporation and Bylaws provide that so long as Thermo beneficially owns at least 45% of the Company’s outstanding Common Stock, two of the seven members of the Company’s Board of Directors (the “Minority Directors”) will be elected by the vote of a plurality of the holders of the Company’s Common Stock other than Thermo (the “Independent Stockholders”), and that candidates for election as Minority Directors are to be nominated by the Strategic Review Committee. Keith O. Cowan and Benjamin G. Wolff have been nominated for election as Class A Directors at the Annual Meeting and both directors qualify as Minority Directors under our Certificate of Incorporation.

Vote Required to Elect Directors
All holders of common stock, other than Thermo, are eligible to vote for this proposal. The two nominees who receive the highest number of votes cast by stockholders eligible to vote (a plurality) will be elected as directors. There is no provision for cumulative voting in the election of directors. If you do not vote for a particular nominee, or if you indicate “against” to vote for a particular nominee, your vote will not count “for” the nominee. “Abstentions” and “broker non-votes” will not count as a vote cast with respect to that nominee’s election. However, as described under “Quorum Requirement” above, in these cases your vote will be counted for purposes of determining the existence of a quorum.
Board Recommendation
The Board recommends that stockholders vote FOR the election of the two Class A director nominees.
COMPENSATION OF DIRECTORS
The table below reflects compensation paid to our directors during 2021.

Name	Fees Earned or Paid in Cash	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
James Monroe III (2)	50,000	50,000	17,000	—	117,000
James F. Lynch (2)	50,000	50,000	17,000	—	117,000
William A. Hasler (2), (3)	50,000	104,500	17,000	—	171,500
Keith O. Cowan (2), (3)	50,000	104,500	17,000	—	171,500
Benjamin G. Wolff (2), (3)	50,000	104,500	17,000	—	171,500
Michael J. Lovett (2)	50,000	50,000	17,000	—	117,000
Timothy E. Taylor (2), (3), (4)	50,000	104,500	17,000	—	171,500
(1) Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 15 to the Consolidated Financial Statements in our 2021 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.
(2) On January 2, 2021, we granted options to purchase 100,000 shares of common stock with a grant date fair value of $0.17 per share and on January 4, 2021, we granted 146,456 restricted stock awards with a grant date fair value of $0.34 per share. The options to purchase shares of common stock vest in one-third increments over a three-year period and the restricted stock awards vest over a one-year period.
(3) On May 10, 2021, we granted 50,000 restricted stock awards that had a grant date fair value of $1.09 per share and vest over a one-year period.
(4) Mr. Taylor also received compensation during 2021 for his service as a Vice President of the Company. This compensation is not reflected in the table above.

Audit Matters
PROPOSAL 2:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board desires to obtain from the stockholders an indication of their approval or disapproval of the appointment by the Audit Committee of EY as our independent registered public accounting firm for 2022.
EY has served as our independent registered public accounting firm beginning with the audit of the year ended December 31, 2020. We have been informed that neither EY nor any of its partners has any direct financial interest or any material indirect financial interest in Globalstar and during the past three years has not had any connection therewith in the capacity of promoter, underwriter, director, officer or employee.
One or more representatives of EY will be present, either in person or by telephone, at the meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
If the resolution is defeated, the adverse vote will be considered a direction to the Audit Committee to select another independent registered public accounting firm for 2023. The appointment for the year 2022 will be permitted to stand unless the Audit Committee becomes aware of other reasons for changing independent registered public accounting firms other than at the end of a fiscal year.
Vote Required to Ratify the Appointment of EY
The affirmative vote of the holders of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the meeting is required to ratify the appointment of EY.
Board Recommendation
The Board recommends that stockholders vote FOR ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2022.
Independent Registered Public Accounting Firm Fees
The table below presents fees for professional audit and other services rendered by EY for the fiscal years ended December 31, 2021 and 2020.

	Year Ended December 31,
	2021	2020
Audit Fees (1)	$982,295	$702,500
Audit-Related Fees (2)	20,000	20,000
Tax Fees (3)	802,656	205,440
Total	$1,804,951	$927,940
(1) Fees for audit services billed related to the audits of our annual financial statements as well as other filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2) Fees for audit-related services primarily include agreed-upon procedures required to comply with the terms of our facility agreements.
(3) Fees for tax compliance, tax advice and tax planning services. During 2021, these fees also included consulting services related to international logistics and indirect taxes (including value-added-tax and goods and services tax) levied by various countries around the world.
Policy on Pre-Approval Process of Audit and Permissible Non-Audit Services
The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accountants. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent auditors report periodically to the Audit Committee regarding the extent of services they provided in accordance with the Committee’s pre-approvals and the fees for services performed to date. In 2021, the Audit Committee’s pre-approval requirement was not waived for any fees or services.

Executive Officers and Compensation
EXECUTIVE OFFICERS
The current executive officers of the Company are James Monroe III, Executive Chairman; David B. Kagan, Chief Executive Officer; Rebecca S. Clary, Vice President and Chief Financial Officer; and L. Barbee Ponder IV, Vice President of Regulatory Affairs and General Counsel. Information about Mr. Monroe is given above under “Board of Directors and Corporate Governance.”
David B. Kagan, age 60, has been our Chief Executive Officer since September 2018. He served as our President and Chief Operating Officer from January 2016 through March 2017 and reassumed the positions in December 2017 through September 2018. Mr. Kagan previously served as Chief Operating Officer of SpeedCast International Limited from March 2017 through November 2017, President of ITC Global LLC, a global satellite services company, from August 2014 through its sale to Panasonic in September 2015, and President and Chief Executive Officer of Globe Wireless LLC from June 2011 through its sale to Inmarsat in August 2014. He also served as Senior Vice President - Business Development of Spacenet, Inc. from March 2010 to June 2011.
Rebecca S. Clary, age 43, has been our Vice President and Chief Financial Officer since August 2014. She served as our Chief Accounting Officer from January 2013 to August 2014 and as Corporate Controller from June 2011 to January 2013. Prior to joining Globalstar, she was with PricewaterhouseCoopers LLP in its U.S. Audit and Assurance Services Practice. Ms. Clary is a Certified Public Accountant.
L. Barbee Ponder IV, age 55, has been our General Counsel and Vice President of Regulatory Affairs since July 2010. He owned and operated a private company with timber, sand and gravel, and oil and gas interests from 2005 to July 2010. Mr. Ponder served in various regulatory counsel positions for BellSouth Corporation from 1996 to 2005. Prior to joining BellSouth, Mr. Ponder practiced with the Jones Walker law firm in New Orleans, where he specialized in commercial litigation including class action defense.
The Company does not believe any of its other personnel are “executive officers” as the term is defined in the applicable rules of the Commission. Accordingly, the Company’s discussion of its named executive officers is limited to Messrs Monroe, Kagan and Ponder and Ms. Clary.
COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis (CD&A) should be read in conjunction with the compensation tables beginning on page 13. Our named executive officers for 2021 were:
•James Monroe III, Executive Chairman
•David B. Kagan, Chief Executive Officer
•Rebecca S. Clary, Vice President and Chief Financial Officer
•L. Barbee Ponder IV, General Counsel and Vice President Regulatory Affairs
Overview
Our compensation program for executive officers is intended to:
•provide each officer with a conservative base salary; and
•create an incentive for retention and achievement of our long-term business goals using a sizable, multi-year stock or option bonus program.
The Compensation Committee is responsible for evaluating the performance of, and reviewing and approving all compensation paid to, our executive officers, including those executive officers named on the Summary Compensation Table (the “named executive officers”). To preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934, the Board approves equity awards to all executive officers (including the named executive officers) and directors.
Results of Say-on-Pay Vote
Every six years we are required to provide our stockholders with the opportunity to provide a non-binding advisory vote on the frequency with which stockholders will be provided an advisory vote on executive compensation. At our 2017 Annual Meeting, 92% of the stockholders voted to approve the frequency with which stockholders will be provided an advisory vote on executive compensation. The next vote regarding the frequency with which stockholders will be provided an advisory vote on executive compensation will occur at our 2023 Annual Meeting.

The frequency with which stockholders approve the compensation of our named executive officers is three years. At our 2020 Annual Meeting, 89% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The next say-on-pay vote will occur at our 2023 Annual Meeting.
Compensation Philosophy
Our goal is to create performance-based compensation that motivates management to increase stockholder value. Our current Executive Chairman receives compensation described under “Compensation of Directors,” above for his services as a director. We compensate our other senior executive officers with a conservative base salary and incentivize them to remain with us through stock-based compensation and discretionary bonuses (which may be paid in cash or stock). The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives. Because our compensation programs are limited, we do not have policies regarding the allocation of compensation between short and long-term or cash and non-cash.
We do not believe that our compensation policies or practices are reasonably likely to have a material effect on us, due in part to the structure of our compensation programs and risk mitigation provided by Board and, where appropriate, Strategic Review Committee oversight of significant business decisions.
Elements of Compensation
The principal elements of our compensation for the named executive officers are base salary, discretionary bonus, and the opportunity to receive equity-based compensation pursuant to the Amended and Restated 2006 Equity Incentive Plan through time or incentive based awards under our annual bonus plan.
Base Salaries. We have established base salaries according to each named executive officer’s position, responsibilities and performance. All executive officers are at-will employees.
Stock Grants. In December 2021, the Committee granted restricted stock awards of 120,000 shares to each of Mr. Kagan, Ms. Clary and Mr. Ponder which vest one-third in March 2022 and the remaining two-thirds vest over a two-year period from the grant date and are designed to recognize performance and to encourage retention. In connection with obtaining certain international spectrum authorities during 2021, Mr. Ponder was granted one restricted stock award totaling 20,000 shares to recognize his performance. See the 2021 Grants of Plan-Based Awards table for additional information.
Bonus Plan. The Company has an annual bonus plan designed to reward designated key employees' (including the named executive officers) efforts to meet and exceed the Company's financial performance goals for the designated calendar year. The bonus pool available for distribution is determined based on the Company's Adjusted EBITDA performance during that year. The bonus may be paid in cash or the Company's common stock, as determined by the Compensation Committee and subject to the consent of our lenders. For the 2021 plan year, the aggregate amount that could have been distributed under the pool was $1.33 million if the Company's Adjusted EBITDA for the plan year had been $28.2 million. For each 1% of Adjusted EBITDA above or below this plan year target Adjusted EBITDA, adjustments are made to either increase or decrease the distribution. The Company's Adjusted EBITDA for purposes of the 2021 bonus plan was $32.7 million, which resulted in a total bonus distribution of approximately $1.54 million. Each participant's award was determined at the discretion of the Compensation Committee. In March 2022, Mr. Kagan and Ms. Clary received a cash bonus of $150,000 and $100,000, respectively. In March 2022, Mr. Ponder received shares worth $80,000. A similar plan is in place for 2022.
In the event the Company's financial statements are restated or otherwise adjusted, resulting in a reduction to Adjusted EBITDA, then participants who have received distributions under the bonus plan in excess of the amounts they would have been entitled to receive, shall be liable to repay such excess to the Company.
All Other Compensation. We contribute $0.50 for each $1.00 contributed to our 401(k) plan by all U.S. employees, up to 6% of the employee’s base salary. We also provide limited perquisites to named executive officers consisting primarily of premiums for term life insurance policies.
Deductibility of Compensation. Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to certain covered employees. Prior law defined a covered employee as the chief executive officer and the three most-highly compensated executive officers. The Tax Cuts and Jobs Act (the "Act") revised the definition of a covered employee under Section 162(m) to include both the CEO and CFO along with the three most-highly compensated executive officers for the tax year. The Act repealed the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code, which is not expected to have a material impact on the Company.
Hedging Policy
It is the Company’s policy that its directors, officers, employees, contract employees, consultants, and agents may not engage in any of the following activities with respect to the Company’s securities at any time:

•Short sales (a sale of securities that are not owned by the seller at the time of the sale), including short sales against the box.
•Buying or selling puts or calls.
•Frequent trading (for example, daily or weekly) to take advantage of fluctuations in stock prices.
COMPENSATION TABLES
2021 Summary Compensation Table
The table below summarizes, for 2021, 2020, and 2019 the compensation of our current principal executive officer, principal financial officer and other executive officers required to be included under SEC rules (collectively referred to as the “named executive officers”). Mr. Monroe did not receive any compensation during 2019 through 2021 for his service as an executive officer of the Company; therefore, is not included in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
David B. Kagan	2021	543,225	150,000	165,600	—	13,172	871,997
Chief Executive Officer	2020	534,808	—	182,359	—	10,770	727,937
	2019	498,818	—	184,708	—	12,228	695,754
Rebecca S. Clary	2021	313,719	100,000	165,600	—	9,153	588,472
Vice President and Chief Financial Officer	2020	302,398	—	212,680	—	9,016	524,094
	2019	292,769	—	134,708	—	7,430	434,907
L. Barbee Ponder IV	2021	330,889	—	267,200	—	5,144	603,233
General Counsel and Vice President of Regulatory Affairs	2020	305,132	—	323,265	—	8,195	636,592
	2019	254,998	60,000	105,908	—	8,775	429,681
(1) Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 15 to the Consolidated Financial Statements in our 2021 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.
During 2021, each of the named executive officers, excluding Mr. Monroe, earned a bonus related to 2021 performance of Globalstar. As disclosed in the Compensation, Discussion and Analysis section above, Mr. Ponder's bonus was paid in the form of Globalstar stock in March 2022 and is included in the Stock Awards columns above.
(2) Consists of matching contributions to 401(k) Plan and life insurance premiums.

Equity Compensation
The following table sets forth certain information with respect to each equity award and award opportunity issued to the named executive officers during 2021. All equity awards are granted pursuant to our 2006 Equity Incentive Plan. See “Compensation, Discussion and Analysis - Elements of Compensation” for an explanation of the terms of these awards. In connection with his service as an executive officer of the Company, Mr. Monroe did not receive equity awards during 2021 and is not included in the table below.

2021 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
David B. Kagan	3/8/2021	105,072	—	—	144,999	(1)
	12/8/2021	120,000	—	—	165,600	(2)

Rebecca S. Clary	3/8/2021	72,464	—	—	100,000	(1)
	12/8/2021	120,000	—	—	165,600	(2)

L. Barbee Ponder IV	2/3/2021	20,000	—	—	21,600	(3)
	3/8/2021	47,101	—	—	64,999	(1)
	12/8/2021	120,000	—	—	165,600	(2)
(1) The Company's stock price on the date of the grant was $1.38. Represents bonus payments earned related to 2020 performance and granted in the form of restricted stock awards in March 2021. Awards vested immediately.
(2) The Company's stock price on the date of the grant was $1.38. Awards vested one-third in March 2022 and the remaining awards vest over a two-year period from the grant date.
(3) The Company's stock price on the date of the grant was $1.08. Awards vested immediately.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table reports, on an award-by-award basis, each outstanding equity award held by the named executive officers on December 31, 2021. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2021. In connection with his service as an executive officer of the Company, Mr. Monroe does not have any outstanding equity awards at 2021 fiscal year-end and is not included in the table below.

	Option Awards					Stock Awards (1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David B. Kagan (3)	1/13/2016	250,000	—	1.21	1/13/2026	12/6/2017	250,000	290,000
						9/4/2018	250,000	290,000
						9/4/2018	750,000	870,000
						9/4/2018	750,000	870,000
						12/7/2020	40,008	46,409
						12/8/2021	120,000	139,200

Rebecca S. Clary	12/13/2013	40,000	—	1.97	12/13/2023	4/8/2020	83,350	96,686
	8/27/2014	40,000	—	3.99	8/27/2024	12/7/2020	40,008	46,409
	12/12/2014	40,000	—	2.58	12/12/2024	12/8/2021	120,000	139,200

L. Barbee Ponder IV	12/13/2013	40,000	—	1.97	12/13/2023	12/7/2020	40,008	46,409
	12/12/2014	40,000	—	2.58	12/12/2024	12/8/2021	120,000	139,200
(1) Market value for shares of unvested restricted stock and unearned equity-based incentive plan holdings is equal to the product of the closing market price of the Company’s stock at December 31, 2021 of $1.16 and the number of unvested restricted shares or units of stock or the number of unearned equity-based incentive plan awards, as applicable.

(2) Awards are granted pursuant to our 2006 Equity Incentive Plan and generally vest one-third immediately and the remaining two-thirds vest over a two year period from the date of grant. Refer to table above "2021 Grants of Plan-Based Awards" for vesting terms of all options and stock awards granted during 2021.
(3)  Included in the table above are four grants of restricted stock awards totaling 2,000,000 shares, which are contingent upon Mr. Kagan's achievement of certain performance milestones.

2021 Option Exercises and Stock Vested
The following table sets forth certain information regarding stock awards that vested during 2021 for the named executive officers. In connection with his service as an executive officer of the Company, Mr. Monroe did not exercise any options or have any restricted stock vest during 2021; therefore, he is not included in the table below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
David B. Kagan	—	—	1,225,076	1,892,754

Rebecca S. Clary	100,000	189,250	275,793	360,661

L. Barbee Ponder IV	—	—	187,105	240,604
(1) The value realized upon exercise represents the excess of the market price of the underlying securities on the date of exercise and the exercise price of the options.
(2) The aggregate market value realized upon the vesting of restricted stock awards represents the aggregate market value of Globalstar common stock on the vesting date, which was determined using the closing price on the vesting date, or if such day is a weekend or holiday, on the immediately preceding trading day.

Payments Upon Termination or Change in Control
Other than agreements with respect to compensation, we have not entered into employment agreements with our current executive officers, including the named executive officers. Voluntary termination of employment or retirement would not result in any payments to the named executive officers beyond the amounts each would be entitled to receive under our retirement plan. We pay life insurance premiums for all U.S.-based employees that will be paid (based on a multiple of salary) to the employee’s beneficiary upon death.
Severance payments may be paid to eligible U.S.-based employees if an employee is terminated due to a reduction in workforce and upon the employee’s execution of a release of claims. Under this plan, the named executive officers would receive a lump sum payment equal to six to eight weeks' base salary. Other severance, if any, is determined at the time of dismissal and is subject to negotiation.
Under the Plan, if a participant dies, becomes disabled or is terminated for cause, unvested awards are forfeited. For vested option awards, the participant or his survivor generally has 12 months to exercise. If a participant is terminated for cause, all unexercised vested options also are forfeited. If a change in control occurs, any unvested options or restricted shares outstanding would vest immediately. A change in control occurs upon: (1) a person or group (other than us, an existing controlling stockholder, or a trustee for an employee benefit plan) acquiring beneficial ownership of 50% or more of the voting power in the election of directors; (2) upon merger or consolidation; (3) a sale of all or substantially all of our assets; or (4) the sale or exchange by the stockholders of more than 50% of our voting stock; provided however, that a change in control is not deemed to have occurred if the majority of the board of directors of the surviving company is comprised of our directors. The Compensation Committee, in its discretion, also may take other actions to provide for the acceleration of the exercisability or vesting of other awards under the Plan prior to, upon or following a change in control.

The following table shows the amount of potential payments to the current named executive officers under the listed events, based on the assumption that the triggering event took place on December 31, 2021. In connection with his service as an executive officer of the Company, Mr. Monroe did not receive any compensation nor does Mr. Monroe does not have any outstanding equity awards at 2021 fiscal year-end and therefore not reflected in the table below. There are no unvested stock options for Messrs. Kagan and Ponder or Ms. Clary and therefore amounts are not reflected in the table below.

	Mr. Kagan	Ms. Clary	Mr. Ponder
Death
Insurance proceeds	$700,000	$545,900	$573,558
Termination – Reduction in Workforce
Severance	$55,085	$31,494	$33,090
Change in Control
Immediate Vesting of Unvested Restricted Stock Awards	$2,505,609	$282,295	$185,609

Equity Compensation Plan Information
The following table provides information as of December 31, 2021 regarding the number of shares of Common Stock that may be issued under our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan category
Equity compensation plans approved by security holders	18,621,795	(1)	$1.30	(2)	4,819,278	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	18,621,795	(1)	$1.30	(2)	4,819,278	(3)
(1) Consists of unvested restricted stock awards, unvested restricted stock units and unexercised stock options.
(2) Restricted stock awards and restricted stock units do not have an exercise price; therefore, this column only reflects the weighted-average exercise price of outstanding stock options.
(3) Consists of remaining shares of common stock available under the Amended and Restated 2006 Equity Incentive Plan and 2.1 million shares issuable under our ESPP at December 31, 2021. In February 2022, the Board approved an increase to the shares available for issuance under the ESPP by 6.0 million.

2021 PAY RATIO
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires that we disclose the ratio of annual total compensation of Mr. Kagan, our CEO, to the annual total compensation of the median employee of Globalstar.
For 2021, the total compensation for the median employee of Globalstar was $84,524. Mr. Kagan’s compensation from Globalstar, based on his total compensation as CEO, was $871,997 and, as such, the ratio is 1 to 10.
The median employee was identified by reviewing the total cash base salary for all Globalstar employees, including its consolidated subsidiaries, on December 31, 2021. As of this date, we employed 329 individuals in 14 countries. Any salaries denominated in foreign currencies were translated to U.S. dollars at the corresponding exchange rate as of March 2, 2022. All of the Company's full-time and part-time employees were included in the calculation and adjustments were made to annualize cash compensation for any employees not employed by Globalstar for the entire year. Mr. Kagan was excluded from the calculation of median employee for purposes of this determination.
After identifying the median employee based on the criteria described above, the total compensation for this employee was calculated using the same methodology that was used in the 2021 Summary Compensation Table. Total compensation during 2021 for this employee includes base salary, accrued vacation as of December 31, 2021, cash bonus, matching contributions to the Company's 401(k) plan and premiums paid by Globalstar for life insurance. This employee was not granted any equity awards during 2021.
As a global telecommunications company, our workforce is diverse from full-time engineers and technical experts to part-time hourly customer care personnel.

Annual Meeting and Other Information
 INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE
We are providing you with this proxy statement and the related form of proxy because our Board of Directors (the “Board”) is soliciting your proxy to vote your stock at our Annual Meeting. At the Annual Meeting, stockholders will be asked to elect two Class A Directors; ratify the selection of Ernst & Young LLP ("EY") as our independent registered public accounting firm; and consider any other matters that may properly be brought before the meeting. You are invited to attend the Annual Meeting, where you may vote your stock in person. However, whether or not you attend the Annual Meeting, you may vote by proxy as described on the next page.
Similar to previous years, we are furnishing our proxy materials via the Internet. We expect to begin mailing the notice card on or about April 8, 2022 to stockholders of record at the close of business on March 25, 2022 (the “Record Date”).
Who Can Vote
Only holders of our voting common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, there were 1,799,484,939 shares of voting common stock outstanding and entitled to vote. Each share of voting common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted at the Annual Meeting. However, the Thermo Companies and their affiliates may not vote shares they own on the election of the Class A Directors.
In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we intend to furnish our proxy materials, including this proxy statement and our 2021 annual report to stockholders, by providing access to these documents on the Internet. Generally, stockholders will not receive printed copies of the proxy materials unless they request them.
We have mailed a Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials (“Notice”) to registered stockholders. The Notice provides instructions to registered stockholders for accessing our proxy materials and for voting their shares of common stock on the Internet. If you are a registered stockholder and prefer to receive a paper or email copy of our proxy materials, you should follow the instructions provided in the Notice for requesting those materials.
Stockholders of record can vote before or at the Annual Meeting in any one of the four ways described below. When you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the proxy form (the management proxies) to vote your shares in the manner you direct.
•By Internet - You may vote on the Internet at www.proxyvote.com. The Notice sent to you describes how to do this.
•By Telephone - You can vote by telephone only if you request and receive a paper copy of the proxy materials and proxy card. The Notice describes how to do this; you must make your request for materials by May 9, 2022.
•By Mail - You can vote by mail only if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this; you must make your request for materials by May 9, 2022. You then vote by completing, signing, dating, and timely returning a proxy card.
•In Person - You may come to the Annual Meeting and cast your vote there.
For beneficial stockholders (with shares held in street name), the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the Internet site where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials and how you may provide voting instructions to your nominee. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining legal proxy.
Voting Authority of Management Proxies
 Whether you hold your shares of record or in street name, your proxy vote authorizes the management proxies to vote as directed by you. If you are a stockholder of record and you send in a properly executed proxy card without specific voting instructions, your shares of common stock represented by the proxy will be voted as recommended by the Board, namely:
1.FOR the election of the two nominees for Class A director named in this proxy statement; and
2.FOR the ratification of the appointment of EY as our independent registered public accounting firm.
As discussed in Proposal 1: Election of Directors, shares owned by Thermo, which is owned and controlled by our Executive Chairman and controlling stockholder, Mr. James Monroe III, are not entitled to vote on Proposal One. Mr. Monroe has informed us that he intends to vote, on behalf of himself and the entities he controls, in favor of the second proposal. This vote assures approval of the second proposal in accordance with the Board’s recommendations.
Other Business - We are not aware of any other matter that is expected to be acted on at the Annual Meeting.

Effect of Not Casting Your Vote
If you are a stockholder of record no votes will be cast on your behalf on any of the items of business at the Annual Meeting unless you submit a proxy or vote at the meeting.
If you hold shares in street name, you must give instructions to your nominee on how you would like your shares to be voted. If you do not provide any instructions, your nominee can vote your shares only on “routine” items, such as the ratification of the appointment of our independent registered public accounting firm. The election of directors is not considered a “routine” item. Thus, if a nominee holds your shares and you do not instruct the nominee how to vote on these items, your shares will not be voted on your behalf.
How to Change or Revoke Your Proxy Vote
 Shares Held of Record - If you give Internet or telephonic voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time provided that your instructions are received before voting closes for the method you select or if you vote at the meeting. You may change or revoke your vote in any of the following ways:
•by giving new voting instructions on the Internet or by telephone, or by mailing new voting instructions to us on a proxy card with a later date;
•by notifying our Corporate Secretary in writing (at the mailing address listed on page 23) that you have revoked your proxy; or
•by voting in person at the Annual Meeting.
Shares Held in “Street Name” - You should follow the instructions given to you by your broker or nominee on how to change or revoke your vote.
 You may use any of these methods to change your vote, regardless of the method previously used to submit your vote. The inspector of election for the meeting will count only the most recent vote received before the deadlines set forth in the voting instructions.
How to Vote Your Shares in our Employee Benefit Plans
 If you hold common stock in our Employee Stock Purchase Plan (“ESPP”), you cannot vote your shares directly. The trustee for the ESPP will vote the shares held in the plan. You will receive a voting instruction card from the trustee, which will provide voting instructions. If you provide voting instructions, the trustee will vote your shares in the ESPP as you direct. If you do not provide voting instructions, your shares in the ESPP will not be voted.
Holders of stock options or unvested restricted stock units issued under our Equity Incentive Plan cannot vote the shares issuable upon exercise or vesting until those shares are issued.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority (899,742,471) of the shares of common stock entitled to vote at the meeting are present in person or by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares of common stock present at the meeting for purposes of establishing a quorum.
Method and Cost of Soliciting Proxies
We have asked banks, brokers and other financial institutions, nominees and fiduciaries to forward our proxy materials to beneficial owners and to obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. Proxies also may be solicited by our management, without additional compensation, through the mail, in person, or by telephone or electronic means.
Admission to the Meeting
We reserve the right to limit admission to the Annual Meeting to our stockholders of record, persons holding valid proxies from our stockholders of record and beneficial owners of our common stock. If your common stock is registered in your name, we may verify your ownership at the meeting in our list of stockholders as of the Record Date. If your common stock is held through a broker or a bank, you should bring to the meeting proof of your beneficial ownership of the stock. This documentation could consist of, for example, a bank or brokerage firm account statement that shows your ownership as of the Record Date or a letter from your bank or broker confirming your ownership as of the Record Date.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table shows (i) the number of shares of common stock beneficially owned as of the Record Date by each director and nominee for director, by each current executive officer, and by all directors, nominees, and current executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of our common stock, our only voting securities, on March 25, 2022 based upon 1,799,484,939 shares of common stock outstanding as of that date. Holders of our common stock are entitled to one vote per share.

	Amount and Nature of
	Beneficial Ownership
	Common Stock
		Percent
Name of Beneficial Owner (1)	Shares	of Class
James Monroe III (2) FL Investment Holdings, LLC Thermo Funding Company, LLC Thermo Funding II LLC Globalstar Satellite, L.P. Monroe Irr. Educational Trust	1,077,685,372	59.8%
Timothy E. Taylor (3) Thermo Investments III LLC	19,632,573	*
James F. Lynch (4) Thermo Investments II LLC	13,796,499	*
David B. Kagan (5)	3,419,319	*
William A. Hasler (6)	1,630,363	*
L. Barbee Ponder (7)	1,537,967	*
Rebecca S. Clary (8)	1,456,997	*
Benjamin G. Wolff (9)	646,372	*
Keith O. Cowan (9)	595,363	*
Michael J. Lovett (9)	545,363	*
All directors and current executive officers as a group (10 persons) (1)(2)(3)(4)(5)(6)(7)(8)(9)	1,120,946,188	62.2%
*Less than 1% of outstanding shares.

1.“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Stock is “beneficially owned” if a person has or shares the power (a) to vote or direct its vote or (b) to sell or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire, such as through the exercise of options or warrants, within sixty (60) days of the Record Date is considered to be “beneficially owned.” These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.

2.The address of Mr. Monroe, FL Investment Holdings, LLC, Thermo Funding, LLC, Thermo Funding II LLC, Globalstar Satellite, L.P. and the Monroe Irr. Educational Trust is 1735 Nineteenth Street, Denver, CO 80202. This number includes 640,750 shares held by FL Investment Holdings, LLC, 197,139,972 held by Thermo Funding Company, LLC, 875,540,729 shares held by Thermo Funding II LLC, 618,558 shares held by Globalstar Satellite, L.P. and 3,000,000 held by the Monroe Irr. Educational Trust. Mr. Monroe controls, either directly or indirectly, each of FL Investment Holdings, Thermo Funding Company, LLC, Thermo Funding II LLC, Globalstar Satellite, L.P. and the Monroe Irr. Educational Trust and, therefore, is deemed the beneficial owner of the common stock held by these entities. Mr. Monroe also individually owns 545,364 shares and may acquire 199,999 shares of common stock upon the exercise of currently exercisable stock options.

3.Includes 285,549 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 17,500,000 shares held by Thermo Investments III LLC.

4.Includes 699,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 12,371,136 shares held by Thermo Investments II LLC.

5.Includes 250,000 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

6.Includes 999,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

7.Includes 80,000 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

8.Includes 120,000 shares of common stock that she may acquire upon the exercise of currently exercisable stock options.

9.Includes 199,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of any class of our equity securities to file forms with the SEC reporting their ownership and any changes in their ownership of those securities. These persons also must provide us with copies of these forms when filed. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, the following transactions were not reported timely due to administrative delays: Ms. Clary exercised stock options on each of September 9, 2021 and October 12, 2021. Upon exercise of such options, shares of Globalstar stock were withheld to cover taxes owed and were not reported until February 14, 2022. Thermo Funding II, LLC exercised warrants issued in connection with our 2019 Facility Agreement on March 29, 2021. The disposition of such warrants and the acquisition of underlying shares of Globalstar stock were not reported until February 14, 2022. Other than these instances, we believe that we complied with all Section 16(a) filing requirements during 2021.
RELATED PERSON TRANSACTIONS
Review of Transactions
The Board has adopted a Related Person Transactions Policy with respect to transactions in which we participate and related persons have a material interest. Related persons include our executive officers, directors, director nominees, beneficial owners of 5% or more of our common stock and immediate family members of these persons. The policy considers and approves or disapproves related person transactions pursuant Item 404 of Regulation S-K. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.
For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the Company to continue with the transaction, the transaction is fair to the Company and the failure to comply with the policy's pre-approval requirements was not due to fraud or deceit.
Our Certificate of Incorporation and Bylaws provide that as long as Thermo and its affiliates beneficially own at least 45% of the Company’s Common Stock, subject to certain exceptions, approval by a majority of shares held by stockholders other than Thermo and its affiliates is required for any related-party transaction between the Company and Thermo and its affiliates. Certain related party transactions involving Thermo and its affiliates are also subject to review by the Strategic Review Committee or to the approval of our shareholders. Please see “Strategic Review Committee” under the heading “Information about the Board and Its Committees" above.
Reportable Related Party Transactions and Compensation Committee Interlocks and Insider Participation
Services Provided by Thermo.

We have an understanding with Thermo that we will reimburse Thermo for expenses incurred by Messrs. Monroe, Lynch and Taylor and any other Thermo employee in connection with their services to us, including third-party out-of-pocket temporary living expenses while at our offices or traveling on our business (with no mark-up). For the year ended December 31, 2021, we recorded approximately $89,000 for general and administrative expenses incurred by Thermo on our behalf. We also recorded approximately $188,000 for services provided to us by an officer of Thermo that was accounted for as a non-cash contribution to capital and paid approximately $463,000 for services provided by other consultants and Thermo employees. In connection with Thermo's participation in the 2019 Facility Agreement, Thermo invoiced us for certain legal fees incurred totaling approximately $133,000.
We have a lease agreement with Thermo Covington, LLC for our headquarters office. Annual lease payments for the location started at $1.4 million per year, increasing at a rate of 2.5% per year, for a lease term of ten years. For the year ended December 31, 2021, we recorded $1.6 million in lease cost due to Thermo under this lease agreement.
No other fees, except those described above or under “Director Compensation,” are paid to Thermo or its employees for services.
Thermo Agreements.
In November 2019, we entered into the 2019 Facility Agreement. Thermo's participation in the Second Lien Term Loan Facility was $95.1 million. This loan earns paid-in-kind interest at a rate of 13% per annum. Interest accrued since inception with respect to Thermo's portion of the debt outstanding on the 2019 Facility Agreement was approximately $29.7 million, of which $15.2 million was accrued during the twelve months ended December 31, 2021. In connection with the issuance of the Second Lien Facility Agreement, the holders received warrants to purchase shares of voting common stock, of which Thermo received 59.5 million warrants with an exercise price of $0.38 per share. Thermo exercised 9.5 million and 50.0 million of these warrants in each of 2019 and 2021, respectively.
Further discussion on other agreements we have with Thermo are disclosed in our Form 10-K for the fiscal year ended December 31, 2021.
OTHER INFORMATION
Stockholder Proposals at the 2023 Annual Meeting
In order for any stockholder proposal to be eligible for inclusion in our proxy statement and on our proxy card for the 2023 Annual Meeting of Stockholders, it must be received at the address in the paragraph immediately following this one not later than November 29, 2022. The proxy card we distribute for the 2023 Annual Meeting of Stockholders may include discretionary authority to vote on any matter that is presented to stockholders at that meeting (other than by the Board) if we do not receive notice of the matter at this address by February 12, 2022.
Householding
Under SEC rules, only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with account holders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at investorrelations@globalstar.com or Globalstar, Inc., Attention: Investor Relations, 1351 Holiday Square Blvd., Covington, Louisiana 70433.
Requests for Certain Documents
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC. Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.
We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com. The documents available on, and the contents of, our website are not incorporated by reference into this proxy statement. You may request a copy of these documents by contacting us by phone at (985) 335-1500 or by mail at Globalstar, Inc., Attention: Investor Relations, 1351 Holiday Square Blvd., Covington, Louisiana 70433.

By order of the Board of Directors,

Richard S. Roberts, Corporate Secretary
Covington, Louisiana
March 29, 2022